Exhibit 3.1

AMENDMENT TO THE CERTIFICATE OF INCORPORATION
OF
iVoice Technology, Inc.

iVoice Technology, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), hereby certifies as follows:

1.           The name of the corporation is iVoice Technology, Inc.  The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on November 10, 2004.

2.           This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on July 28, 2009 and adopted by the written consent of shareholders on July 28, 2009 representing a majority of the aggregate votes of the Corporation’s Class A Common Stock and the Class B Common Stock pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the “Corporation Law”).

3.           The Amendment to the Certificate of Incorporation herein certified effects the change to Article I whereby the name of the Corporation is changed to “B Green Innovations, Inc.”  To accomplish the foregoing amendment, Article I is deleted in its entirety and replaced with the following:

ARTICLE I
Corporate Name

The name of the corporation (the “Corporation”) is B Green Innovations, Inc.

I, the undersigned officer of iVoice Technology, Inc., certify that the foregoing Amendment to the Certificate of Incorporation of iVoice Technology, Inc. sets forth the Amendment to the Certificate of Incorporation of the said Corporation as of the 19th day of November 2009.

By:________________________________
Jerome Mahoney
President